TOMI™ ENVIRONMENTAL SOLUTIONS, INC.

September 22, 2020

Via email doc@tomimist.com

Dr. Halden Shane
425 North Maple Dr., Unit 203
Beverly Hills, California 90210

Dear Dr. Halden Shane,

TOMI Environmental Solutions, Inc. ("TOMI," "the Company" or "Employer") hereby modifies and extends your position as TOMI's Chief Executive Officer ("CEO"). This Employment Agreement ("Agreement") supersedes any prior agreement. By executing the below, Dr. Halden Shane ("you" or "your"), accept as CEO, the given powers and duties consistent with such position. The CEO is expected to make major contributions to the short and long term profitability, growth and financial strength of the Company. The CEO agrees to observe and comply with the rules and regulations of Employer as adopted by the Board of Directors of TOMI ("Board").

You, as CEO, agree to respect the performance of the required duties and agree to carry out and perform the directions and policies of TOMI and its Board as they may be, from time to time stated either orally or in writing. TOMI and the Board agree that the duties, which may be assigned to CEO, shall be the usual and customary duties of the job position and shall not be inconsistent with the provisions of the charter documents of Employer or applicable law. CEO shall have such corporate power and authority as shall reasonably be required to enable the discharge of duties in any office that may be held.

Upon execution of this agreement between TOMI and you, all other previous agreements between will be null and void.

GENERAL PURPOSE:

The CEO of TOMI will:

- Set strategy and direction for TOMI and TOMI Service Network ("TSN");
- Model and establish TOMI's culture and mission to "Innovate for a Safer World";
- Build, supervise, and direct the C-suite and Senior Executive Team ("Executives");
- Devote full time and energy to the business and affairs of TOMI and shall use best efforts to promote the interests of TOMI; and
- Allocate capital to TOMI's priorities.

DUTIES AND RESPONSIBILITIES:

- Provide day-to-day leadership and management to TOMI and TSN's corporate and service organization that mirrors the adopted mission and core values of each respectively.
- Responsible for driving TOMI and TSN to achieve and surpass sales, profitability, cash flow, business goals and objectives.
- Spearhead the development, communication and implementation of effective growth strategies and processes including but not limited to the advancement of TOMI's SteraMist TM BITTM technology.
- Provide, approve, supervise and direct the methods of keeping the records of TOMI, statistical or otherwise, and shall manage the preparation of all reports as are required by law or regulation, including but not limited to, statements and reports to the Board, and shall, from time to time, and at any time upon request from the Board concerning the affairs and financial condition of TOMI, and such other matters as the Board may direct.
- Authority is given to hire, compensate, and terminate TOMI's staff and executives within budgetary limitations. CEO will advise the Board annually regarding the compensation for each executive team member. Such information will include current compensation, the change in compensation, and the new compensation for each individual.
- Authority is given to implement any plausible strategic plan for tracking and reporting the success of TOMI.
- Collaborate with executives to develop and implement plans for the operational infrastructure of systems, processes, and personnel designed to accommodate the rapid growth objectives of TOMI.
- Supervise TOMI's daily investment activities in accordance with the policies, procedures, and goals established.
- Raise additional capital at appropriate valuations to enable TOMI to meet sales, growth and market share objectives.
- Represent TOMI in a positive way with clients, investors and business partners.
- Provide effective and inspiring leadership by being actively involved in all marketing, TOMI services, and the development of TOMI and TSN training programs.
- Review and monitor annual department operational budgets and police the effective management of these budgets.
- Manage and cultivate existing relationships with investors, Wall Street, and federal, state, and international regulatory agencies.
- Publicly represent TOMI within the media and external constituency groups including community, governmental and private organizations, domestically and internationally to build excitement for TOMI's mission and core values.

EFFECTIVE DATE AND TERM:

The effective date of this Agreement shall be October 1, 2020 and shall be for a three (3) year term unless terminated as set forth below.

BASE SALARY:

During the term of this Agreement, TOMI agrees to pay CEO a base salary of $500,000 per year in semi-monthly installments on the first and fifteenth of every month.

SIGNING BONUS:

CEO shall receive a grant of 375,000 warrants at a strike price equal to the VWAP for the three-day period prior to the date of issuance, having a term on ten (10) years.

PERFORMANCE BONUS:

Provided CEO meets the achievement of pre-aged performance objectives; CEO will be entitled to an annual bonus as stated immediately below.

Stock Options: An annual grant of up to 31,250 Stock Options from the 2016 Incentive Plan, at a strike price equal to a VWAP of the three-day period prior to the close of the grant period.

Bonus: Any cash bonus will be based upon CEO's performance and be made at the discretion of the Board.

BENEFITS:

TOMI shall provide CEO with the following benefits during the Term and any renewals thereof:

Participation in Benefit Plans and Policies: CEO shall be entitled to participate in all insurance and other benefit plans and policies maintained for senior executives of Employer, including, but not limited to, all group health, life disability and retirement plans (the "Plans"). TOMI agrees to reimburse CEO for all out of pocket health costs.

Vacation: CEO shall be entitled to four (4) weeks paid vacation time each year during the term of this Agreement. Vacation shall not be taken more than 10 days at a time, and only when it will not interfere with the operation of the company. Any vacation not taken will be accrued and paid, with a maximum of six (6) weeks accrual.

Car Allowance: TOMI agrees to pay to the CEO, during the term of this Agreement and in addition to other salary and benefits herein provided, the sum of $750 per month as a vehicle allowance to be used to purchase, lease, or own, operate and maintain a personal vehicle.

CHANGE OF CONTROL:

In the event of a change in control of TOMI that results in termination of your position as CEO, you will be entitled to a lump sum payment of two year's salary at the time of such termination.

TERMINATION FOR CAUSE:

Termination for Cause may be effected by the Board at any time during the term of this Agreement and may be effected by written notification to CEO; provided, however, that no Termination for Cause will be effective unless CEO has been provided with the prior written notice and opportunity for remedial action such as termination by TOMI (i) by reason of TOMI's willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to, TOMI (ii) by reason of material breach of this Agreement (iii) by reason of gross negligence or intention misconduct with respect to the performance of duties under this Agreement, provided, however, that no such termination will be deemed to be a Termination for Cause unless TOMI has provided CEO with written notice of what it reasonably believes are the grounds for any Termination for Cause and TOMI fails to take appropriate remedial action during a thirty (30) day period following receipt of such written notice. Upon Termination for Cause, CEO is to be immediately paid amount equal to CEO's gross salary.

TERMINATION OTHER THAN FOR CAUSE:

Notwithstanding anything else in this Agreement, the Board may effect a Termination Other Than for Cause at any time upon giving notice to CEO of such Termination Other Than for Cause. Upon any Termination Other Than for Cause, CEO will immediately be paid amount equal to CEO's gross salary.

In witness whereof, the parties have caused this Agreement to be duly executed and delivered as of the date above.

[Signature Page to Follow]

Sincerely,

Walter C. Johnsen
TOMI Compensation Committee Chair

Accepted:

Dr. Halden Shane
Chief Executive Officer at TOMI